UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 8, 2005

Limited Brands, Inc.
(Exact Name of Registrant
as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-8344 (Commission File Number)	31-1029810 (IRS Employer Identification No.)

Three Limited Parkway Columbus, OH (Address of Principal Executive Offices)	43230 (Zip Code)
(614) 415-7000 (Registrant’s Telephone Number, Including Area Code)

Not Applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The employment agreement between Limited Brands, Inc. (the “Company”) and V. Ann Hailey, Executive Vice President and Chief Financial Officer has been amended as of March 8, 2005 (the “Amendment”) in connection with recently announced organizational changes. Capitalized terms used herein are defined in the Amendment. Under the Amendment, Ms. Hailey may terminate employment by providing to the Company, at any time from September 1, 2005 through February 28, 2006, notice of intent to terminate employment, which shall be considered a termination of employment for Good Reason. A termination of employment for Good Reason entitles Ms. Hailey to certain specified compensation and other benefits under her current employment agreement.

If before March 1, 2006, either the Company or Ms. Hailey determines that she should no longer continue employment in her then current position (other than pursuant to a notice of termination of employment for Good Reason), the Company shall continue to employ Ms. Hailey in a senior executive position at her current level of compensation and benefits through March 1, 2008. If the Company terminates Ms. Hailey’s employment other than for Cause or due to a Disability before March 1, 2006, the Company shall provide her, at her option, with either (i) certain specified compensation and other benefits consistent with her current employment agreement or (ii) the compensation and benefits to which she would have been entitled had her employment continued through March 1, 2008 at her current level of compensation and benefits. In the event that neither Ms. Hailey nor the Company takes any of these actions within the specified dates, then in effect her current employment agreement continues to govern her employment relationship with the Company.

The Amendment also sets forth certain compensation to be provided to Ms. Hailey if her employment is terminated (i) by the Company for Cause, (ii) by the Company other than for Cause or by Ms. Hailey for Good Reason, (iii) by reason of Disability, (iv) by reason of the Company’s decision not to extend the Employment Agreement or (v) pursuant to a Change in Control.

The Amendment is attached hereto as Exhibit 10.1 and is hereby incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(c)    EXHIBITS

10.1	Employment Agreement Amendment between Limited Brands, Inc. and V. Ann Hailey dated March 8, 2005.

        SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Limited Brands, Inc. By: /s/ Douglas L. Williams Title: Authorized Officer

Date: March 11, 2005